Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

FIRST: The name of the corporation is Clear Channel Outdoor Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807. The name of the Corporation’s registered agent at such address is the Maples Fiduciary Services (Delaware) Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock, having a par value of $0.001 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board of Directors”), and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH:

Section 1. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Section 2. Any repeal or modification of Section 1 of this Article SEVENTH or the adoption of any provision inconsistent with this Article SEVENTH shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

EIGHTH: The Corporation reserves the right to amend, repeal and/or eliminate any provision contained in this Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.